NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  January 3, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces

Close of Third and Final 2005 Drilling Partnership

Bridgeport, West Virginia.  Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced that it closed its third and final 2005 drilling Partnership last week with approximately $36 million in subscriptions. This brings the total partnership subscriptions for 2005 to $116 million, a new record for the Company.  The third partnership was a private placement sold though the Company's existing relationships with unaffiliated NASD broker dealer firms throughout the country.

PDC CEO Steven R. Williams commented, "The wells to be drilled for this partnership will allow PDC to maintain an active drilling program through the first quarter of 2006.  High energy prices and our Rocky Mountain drilling results continue to make investment in oil and natural gas drilling ventures an attractive option to high income investors. We appreciate the confidence of the clients and financial planners who have chosen PDC as an investment opportunity."

Plans call for the partnership wells to be drilled primarily in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations. Other development and a limited number of exploratory wells in other areas are also permissible under the partnership agreement. The Company will purchase and own a 30% interest in the partnership.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company's operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597